DISTRIBUTION AGREEMENT

by and between

GIVEN IMAGING K.K.

And

SUZUKEN CO., LTD.

Dated May 9, 2002

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is entered into as of May 9, 2002 (the "Execution Date") by and between Given Imaging K.K. ("Given Japan"), a Japanese corporation having its principal office at 4-12, Hirakawacho 1-chome, Chiyoda-ku, Tokyo, and Suzuken Co., Ltd. ("Suzuken"), a Japanese corporation having its principal office at 8 HigashiKataha-machi, Higashi-ku, Nagoya, Aichi. Suzuken and Given Japan are sometimes referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS Given Japan and Given Imaging Ltd. ("Given Imaging") are Parties to that certain Amended Supply Agreement (the "Supply Agreement") dated of even date herewith for supply by Given Imaging to Given Japan of the Given Diagnostic Imaging System (the "Given System") currently consisting of the M2ATM Capsule, a Data Recorder Kit and the RAPIDTM Work Station for the diagnosis of the Gastro-Intestinal Tract, as listed in Schedule A, attached hereto, and any enhancements, improvements or related product developed by Given Imaging (collectively the "Product") for distribution in Japan (the "Territory"), and

WHEREAS, Suzuken markets, distributes and sells pharmaceutical products and medical equipment and disposable items throughout the Territory; and

WHEREAS, subject to the terms and conditions of this Agreement, Given Japan wishes to appoint Suzuken as its distribution representative for the Product in the Territory; and

WHEREAS, Suzuken wishes to accept such appointment and to act as Given Japan's distribution representative in the Territory for the Product pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Appointment.

1.1 Appointment. Subject to the terms hereof, Given Japan hereby appoints Suzuken as its exclusive distributor of the Product to Customers in the Territory, subject to the exceptions and restrictions stated herein, and Suzuken accepts this appointment. To perform its obligations as exclusive distributor, Given Japan grants to Suzuken the non-transferable (except as provided in Section 15) right to market, distribute and sell the Product directly to Customers in the Territory. "Customers" (each, individually a "Customer") means customers who purchase the Product for their own internal use and not for further marketing, distribution, sale or resale.

1.2 No Resellers. Suzuken shall not appoint any resellers for the Product without the express prior written consent of Given Japan other than purchasing agents nominated by hospitals and other healthcare providers for purchasing medical supplies on their behalf.

1.3 Restrictions. Such appointment as set forth in Section 1.1 is subject to any law and directives applicable in the Territory. Suzuken shall not use the Product for any purpose other than the purposes of this Agreement, and Suzuken shall not sell, market or distribute the Product, or conduct any marketing activity with respect to the Product outside the Territory, without the express, prior, written approval of Given Japan. Suzuken shall have no distribution rights pursuant to this Agreement for any Given Imaging products other than the Product. Suzuken shall not distribute the Product, as such, in integration with other products or technologies or other than as a stand-alone product, and shall not attempt to separate the Product's components or to use a component separately and not as part of the Product, without first obtaining Given Japan's prior written consent.

1.4 Language. Any and all correspondence between the Parties hereto, including training and technical or other documents or notices exchanged between the Parties and with any third Party relating to this Agreement, shall be in the Japanese; provided that at Given Japan's reasonable request, Suzuken shall provide English translation of its correspondence but shall not bear responsibility for the accuracy of any translation prepared by a reasonably selected outside translation service.

1.5 Performance Standard. Suzuken shall and shall cause its employees, agents and independent contractors to exercise reasonable care in the performance of any and all of its duties under this Agreement and in taking any other action(s) related thereto, including without limitation, the handling, installation, demonstration or servicing of any Product. Further, Suzuken shall not engage in any illegal, unfair, or deceptive business practices in connection with its performance under this Agreement. Suzuken acknowledges that breach of this provision shall be a material breach of this Agreement.

2. Trademarks and Domain Names.

2.1 Sublicense.  (a) Given Japan hereby grants Suzuken a limited sublicense to use and display the trademarks GivenTM , M2ATM and RAPIDTM owned by Given Imaging (collectively, the "Given Marks") and licensed to Given Japan pursuant to the Supply Agreement solely for marketing purposes in publications, articles, advertisements and other promotional materials in the Territory only in connection with the Product during the Term.

(b) All advertising and other materials in which the Given Marks are used shall be subject to Given Japan's prior written consent, which may be withheld in its reasonable discretion. Suzuken acknowledges that such advertising and other materials may be subject to review and approval by Given Imaging under the Supply Agreement. Upon termination of this Agreement, this limited license shall immediately terminate and Suzuken shall cease all use of the Given Marks other than reasonably necessary to fulfill pending purchase order for Products.

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(c) Without limiting the forgoing, all use by Suzuken of the Given Marks (including any Japanese language translation thereof into katakana or otherwise) or domain name shall inure to the benefit of Given Imaging, and Suzuken shall not obtain any rights with respect to the Given Marks or domain names, other than any rights expressly set forth herein. Suzuken hereby irrevocably assigns to Given Imaging in perpetuity all worldwide right, title and interest, if any, that are owned or obtained by Suzuken in any of the Given Marks (including any Japanese language translation thereof into katakana or otherwise) or domain names.

2.2 Limitations. Suzuken agrees not to attach or apply to the Product any other materials (including packaging) of whatever media, any label, marking or other information that has not been approved by Given Japan in writing in advance. Suzuken acknowledges that all rights in the Given Marks and domain names are and shall remain the sole property of Given Imaging. Given Japan reserves the right to add to, change, or discontinue the use of the Given Marks or domain names, on a selective or general basis, at any time. Suzuken shall not remove, obscure or obliterate any Given Imaging patent, trademark or any other proprietary notices incorporated in, marked on or affixed to the Product, and shall include such notices in marketing materials in accordance with Given Japan's instructions.

3. Regulatory and Marketing Approvals. Given Japan shall use its best efforts to obtain and maintain all regulatory and governmental approvals necessary for the marketing of the Products throughout the Territory, as well as for health insurance reimbursement. Upon request by Given Japan, Suzuken shall, to the extent reasonable, assist Given Japan in preparing and filing any such requests or applications as well as taking other actions necessary for obtaining such approvals. Such assistance shall include, but is not necessarily limited to allocating appropriate professional manpower, whose costs shall be borne by Suzuken. The approvals will be in Given Japan's name, and costs for procuring such approvals shall be borne by Given Japan. The above shall apply to the existing Product items as well as to new Product items, as may be announced by Given Imaging from time to time.

4. Given Japan's Responsibilities. Given Japan shall:

(a) subject to delivery from Given Imaging pursuant to the Supply Agreement, ship Product within [***Redacted***] of receipt of Product purchase order from Suzuken and sell the Products to Suzuken, pursuant to purchase orders to be placed by Suzuken and at the prices, delivery dates and otherwise in accordance with this Agreement; provided that (i) Given Japan shall cause Given Imaging to ship M2A capsules within [***Redacted***] and (ii) to assist Suzuken in meeting initial unexpected demand, [***Redacted***] period commencing upon receipt of [***Redacted***] prior written notice from Suzuken, once [***Redacted***] (but not before [***Redacted***] from previous Emergency Order (defined below)) Suzuken may submit an emergency order for up to [***Redacted***] M2A capsules (an "Emergency Order") and Given Japan shall cause Given Imaging to deliver such capsules within [***Redacted***] of receipt of such order in accordance with the Supply Agreement; provided further that Given Japan shall place a purchase order with Given Imaging for the Products within [***Redacted***] of receipt of such order from Suzuken;

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(b) provide Suzuken with, at no cost, (i) Japanese language Product manuals printed by Given Imaging and inserted in the Product package (ii) introductory Japanese language Product catalogs/brochures printed by Given Japan and (iii) the content and graphic design for promotional materials and literature to be printed by Suzuken;

(c) provide the personnel of Suzuken assigned for the sales and service of the Product with adequate training as to the operation, installation, maintenance and troubleshooting of the Product (training of technical personnel for repairs of Product parts shall be provided by Given Imaging in Israel). Suzuken shall not be charged for such training other than reimbursement by Suzuken of reasonable hotel and travel expenses of personnel of Given Imaging or Given Japan, as the case may be, who travel to Japan in accommodating Suzuken's request for training pursuant to this Section 4(c);

(d) assist Suzuken in its promotion efforts by sending representatives to attend and lecture in medical meetings, as requested by Suzuken, offer explanations and answer questions regarding the Product and its use and join conventions and, trade shows etc., all if coordinated in advance, subject to personnel availability reimbursement by Suzuken of reasonable hotel and travel expenses of personnel of Given Imaging or Given Japan, as the case may be, who travel to Japan at in accommodating Suzuken's request pursuant to this Section 4(d);

(e) refer to Suzuken inquiries coming from the Territory through other international promotion channels (international advertisements, trade shows etc.) for purchasing Products for use within the Territory;

(f) subject to receipt of a prior written notice to such effect from Given Imaging under the Supply Agreement, give Suzuken a ninety (90) days minimum prior notice of any modifications and improvements in the Products (including specifications, options, features, software upgrades or updates configuration, etc.);

(g) provide Suzuken, at not cost, with all the leads and relevant information received by Given Japan from Given Imaging coming from the Territory through its Webcentric marketing and sales system, as soon as practicable after the system is operational;

(h) at its own expense, monitor Suzuken's performance; and

(i) [***Redacted***];

(j) [***Redacted***], participate in [***Redacted***] international gastroenterology congress or convention in the Territory;

(k) [***Redacted***];

(l) during the Term, not exercise by itself nor grant to or authorize exercises by any other person or entity in the Territory any of the rights granted to Suzuken under Sections 1.1 or 1.2; and

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(m) during the Term, not grant to or authorize exercise by any other person or entity in the Territory any of the rights granted to Suzuken under Section 2.1.

5. Suzuken 's Responsibilities. Suzuken shall:

(a) use its best efforts to market and sell the Product in the Territory, in accordance with a sales plan (which includes marketing and staffing) that is to be agreed upon by Given Japan and Suzuken;

(b) [***Redacted***];

(c) [***Redacted***];

(d) maintain adequate inventory of the Product to meet the market demand and needs of Customers in the Territory and provide a high level of service to Customers. ("high level" shall mean [***Redacted***]);

(e) [***Redacted***];

(f) [***Redacted***];

(g) make minor repairs to equipment and provide on-site service and in doing so, Suzuken shall follow given Japan's reasonable instructions and utilize only such Product components or spare and service parts, as applicable, for the Product as approved by or obtained from Given Japan. Accordingly, Suzuken shall maintain a stock of Product and spare units in quantity sufficient to provide such services;

(h) provide Customers with basic training and education in the use of the Product, in accordance with Given Japan's guidance;

(i) provide first level customer and technical support;

(j) handle warranty claims (subject to reimbursement by Given Japan for defective Products). [***Redacted***];

(k) [***Redacted***];

(l) print promotional materials and literature as provided by Given Japan under Section 4(b);

(m) participate in [***Redacted***] gastroenterology congress/convention/exhibit held in the Territory;

(n) [***Redacted***];

(o) notify Given Japan's designated medical vigilance personnel in writing [***Redacted***] from the date that Suzuken becomes aware of the incident or near incident of any incident or near incident associated with the Product [***Redacted***], provide Given Japan all data and information required in order to prepare a medical device agency vigilance report or to comply with applicable law or requirements of the Ministry of Health Labor and Welfare of Japan ("MOH") and otherwise cooperate fully with Given Japan in a timely manner. [***Redacted***]. In this sub section, "incident" shall include, but is not limited to, [***Redacted***]. A "serious deterioration in the state of health" shall include, but is not limited to, [***Redacted***];

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(p) (i) appoint a representative for implementation of this Agreement, who shall serve as a point of contact (ii) [***Redacted***] and (iii) cause all its staff directly involved in the marketing and sales of the Product, from the level of regional sales manager and up, to attend a meeting with representatives of Given Japan [***Redacted***];

(q) not make any representations or give any warranties concerning the Product or its capabilities which are false or misleading in any way [***Redacted***];

(r) notify Given Japan of all matters of importance coming to its attention, relating to the Product and their service, legislative changes, governmental or local policies, new products and market trends;

(s) refrain from making any change in the Product (including any part, component or feature thereof), unless specifically approved by Given Japan in writing;

(t) subject to any applicable law or directive, refrain from selling Product to any entity outside the Territory or to any entity who Suzuken reasonably believes may resell, export or use the Product outside the Territory and refer to Given Japan any inquiries regarding the Product coming from outside the Territory;

(u) reasonably cooperate with Given Japan on all matters of medical vigilance and report all Product problems;

(v) [***Redacted***];

(w) sell the Product only under Given Japan's limited warranty, as set forth in this Agreement;

(x) [***Redacted***] and provide Customers with basic training and education in the use of the Products, in accordance with Given Japan's guidance; and

(y) ensure that all its personnel involved in the marketing and service and distribution of the Product are adequately trained.

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

6. Terms and Conditions of Sale. All purchases of Products by Suzuken from Given Japan during the term of this Agreement shall be subject to the terms and conditions attached hereto as Schedule B. The prices in Schedule B relate only to currently marketable parts and components of the Product, not to future parts and components of the Product.

7. Proprietary Rights.

7.1 Reporting of Third Party Infringement. Suzuken undertakes to promptly inform Given Japan in writing of any possible infringement by third parties in Japan of Given Imaging's proprietary rights including any duplication of the Product (including any part, component or feature thereof) or the Given Marks that Suzuken becomes aware of, [***Redacted***].

7.2 Handling of Infringement Claims.

(a) Suzuken undertakes to promptly inform Given Japan in writing of any actual or threatened claim that the Product or part thereof purchased by Suzuken hereunder may infringe a third party's proprietary rights in the Territory that Suzuken becomes aware of. In the event that Suzuken notifies Given Japan as aforesaid, then Given Japan agrees to defend (subject to reasonable assistance by Suzuken provided that Given Japan shall reimburse all of Suzuken's pre-approved expenses) and may, in its sole discretion, [***Redacted***].

(b) If it is determined by the court of first instance [***Redacted***] that the Product or a part thereof purchased by Suzuken hereunder infringes a third party's proprietary rights in the Territory, Given Japan shall indemnify and hold harmless Suzuken as well as its shareholders, employees, directors, representatives, Customers and agents (each an "Indemnified Party") from and against their direct losses, costs and expenses set by such court to the extent based on such Infringement Claim (as defined below), except to the extent such losses, costs and expenses result from the Indemnified Party's breach of this Agreement, bad faith, willful misconduct or gross negligence. "Infringement Claim" means any third party claim that the Product or a part thereof infringes a third party's proprietary rights in the Territory.

7.3 [***Redacted***].

7.4 Assignment of Inventions.

(a) Suzuken shall inform Given Japan of any Invention (as defined below) relating to the Product and, at Given Japan's request and expense, Suzuken hereby expressly assigns all right, titles and interests in and to any Inventions (defined below) to Given Imaging and shall execute any necessary assignment, patents forms, trade marks, and the like and will assist in the drafting of any description or specification of the Invention as may be required for Given Imaging's records and in connection with any application for patents. Suzuken shall treat all information relating to any Invention as Confidential Information. While, where relevant, the name of the Inventor on the Patent Applications will be that of the inventor, Given Imaging shall be the exclusive owner of any invention, trademark, copyright, improvement know-how or other intellectual property which shall be developed by Suzuken using any Confidential Information (defined below) of Given Japan or Given Imaging or with the involvement of any personnel of Given Japan or Given Imaging ("Inventions"), and of any patent, patent application, trademark, copyright and such other rights therein, without any additional compensation to Suzuken. It is understood that Given Japan shall pay Suzuken any expense incurred by it in assisting it, at its request, in obtaining patent, trademark, copyright or other protection hereunder. Given Imaging's rights shall be world-wide and shall attach to any such Invention notwithstanding that it is perfected or reduced to specific form after Suzuken has ceased its services hereunder, provided that its conception during the term hereof.

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(b) Without derogating from section 7.4(a), Given Imaging shall have sole and exclusive ownership rights in any results and information relating to, arising out of or resulting from the performance of this Agreement by either Party if (i) developed by Suzuken using any Confidential Information (defined below) of Given Japan or Given Imaging or jointly with the involvement of any personnel of Given Japan or Given Imaging or in performing its obligations hereunder and (ii) related to the Product, including, but not limited to all copyrights, and marketing information and material.

8. Defects Warranty.

8.1 Limited Customer Warranty. Given Japan shall provide a warranty to Suzuken and Customers warranting that the Product shall be free from defects in material or workmanship for a period as described below:

(i) for [***Redacted***] in the case of the RAPIDTM Workstation, Data Recorder Kit carrying case, DataRecorderTM, RecorderBeltTM and Battery Charger;

(ii) [***Redacted***] in the case of the M2ATM 10-Pak; and

(iii) for [***Redacted***] in the case of the Rechargeable Battery Packs and SensorArrayTM.

Suzuken shall make available to Customers a copy of Given Japan's warranty to Customers.

8.2 Limitation of Warranty Liability. The liability of Given Japan under this warranty is limited to [***Redacted***].

8.3 Exclusions. This warranty shall not apply to a Product which has been repaired or altered other than in accordance with Given Japan's instructions, nor shall it apply to a Product which has been subject to misuse, unauthorized use, negligence, accident, (including fire, water, explosion, smoke, vandalism, etc.) or which has been operated contrary to Given Japan's instructions or any other cause beyond Given Japan's control. Without derogating from the above, the warranty is void, if at any time:

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(i) anyone other than Given Japan's authorized personnel removes a Product casing and/or attempts to make or makes any internal changes, removals, attachments or additions to the Product or components thereof; or

(ii) anyone installs unauthorized software on to the Product.

8.4 Return/Replacement of Products Under Warranty. Products or parts thereof may be returned for repair, replacement or adjustment to Given Japan. No credit allowances will be given or replacements shipped unless defects are verified by Given Japan or Given Japan's authorized personnel.

8.5 Exclusive Remedy. THE FOREGOING WARRANTY IS SUZUKEN'S SOLE AND EXCLUSIVE REMEDY AGAINST GWEN JAPAN HEREUNDER, AND IS IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, PROMISES, OR REPRESENTATIONS WHETHER WRITTEN, ORAL OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, SATISFACTORINESS OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL GIVEN JAPAN BE LIABLE FOR LOSS OF USE, LOSS OF PROFITS, OR OTHER COLLATERAL, SPECIAL OR CONSEQUENTIAL DAMAGES. EXCEPT AS SET FORTH IN SECTION 7 (Proprietary Rights) AND SECTION 9.1(ii) and 9.2 (Indemnification), EACH PARTY'S TOTAL LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT PAID BY SUZUKEN HEREUNDER IN THE [***Redacted***] PERIOD PRECEDING THE DATE OF THE CLAIM UNDER THIS AGREEMENT.

8.6 Response to Warranty Claims. Suzuken shall handle all Customer warranty claims under the warranty set out in Section 8.2 at its expense subject to reimbursement by Given Japan for defective Products.

9. Indemnification.

9.1 Mutual Indemnification. Each Party shall be liable for and shall indemnify, defend, and hold the other harmless against any liability, damages, or loss from any claims, actions, suits, judgments, proceedings, demands, recoveries or expenses, including, but not limited to, reasonable attorneys' fees, arising out of, based on, or caused by (i) any breach of this Agreement or any of its obligations hereunder or (ii) violation of any applicable Japanese law, statute, ordinance, rule or regulation with regard to the Product by the indemnifying Party or any of its respective employees, agents or independent contractors, except to the extent such damages arise from the bad faith, willful misconduct or gross negligence of the indemnified Party or its their respective employees or representatives (whether authorized or not).

9.2 Indemnification by Given Japan.

(a) Notwithstanding anything herein to the contrary, Given Japan shall defend, indemnify and hold harmless Suzuken, its officers, agents, employees and representatives and any of its Customers (each referred to in this Section 9.2 as an "Indemnified Party") from and against any and all direct costs, expenses, losses, damages or liabilities awarded by a court of first instance (provided that Suzuken will first appeal such determination if (i) requested by Given Japan and (ii) Given Japan timely funds the bond necessary to stay execution of such determination) to the extent based on any Product Liability Claim (defined below), except to the extent such damages arise from the bad faith, willful misconduct or gross negligence of such Indemnified Party or their respective employees or representatives (whether authorized or not). Given Japan agrees that, if the Products in the inventory of Suzuken, become or are subject of such a determination, Suzuken will be entitled to return such Products for a refund of the purchase price.

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(b) The foregoing rights of indemnification shall be conditioned on the Indemnified Party (i) furnishing prompt notification to Given Japan as soon as it becomes aware of such claim or action being made, threatened or reasonably expected (this obligation shall not apply to Customers; provided that Customers shall be required to provide such notice to Suzuken), (ii) permitting Given Japan or its designee to control defense and settlement of any such third-party claim or action, and (iii) cooperating in the defense by Given Japan or its designee at Given Japan's expense.

(c) "Product Liability Claim" means a third party claim based on any death, bodily injury or property damages occurring out of the Given System, including, without limitation, a claim based on the Product Liability Act of Japan, Law No. 85 promulgated on July 1, 1994 as it may be amended.

10. Regulatory Inspections. Suzuken shall allow representatives of regulatory agencies or authorities with jurisdiction over the manufacture, marketing and distribution of the Product to tour and inspect all facilities utilized by Suzuken in the marketing, distribution, or storage, of Product sold under this Agreement, and shall co-operate with such representatives in every reasonable manner. Suzuken shall provide Given Japan with a copy of any notices of adverse findings, regulatory letters or similar notifications it receives from any other governmental authority setting forth adverse findings or non compliance with any applicable laws, regulations or standards relating to the items supplied by it hereunder. Suzuken shall also provide Given Japan with a copy of its proposed written response to such governmental authority before submission and shall incorporate all changes thereto which Given Japan requests.

11. Term and Termination.

11.1 Term. Subject to the terms and conditions set forth herein, and unless terminated earlier in accordance with Section 11.3, the term of this Agreement shall be as set forth in Schedule B (the "Term").

11.2 Continuation. The Term shall be automatically renewed for consecutive periods of one (1) year each so long as Suzuken [***Redacted***] and (ii) perform all of its obligations under this Agreement.

11.3 Termination by Either Party. This Agreement and Suzuken 's distribution rights hereunder shall immediately terminate upon the occurrence of any one of the following:

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

(a) a material breach by either Party of its obligations under this Agreement that has not been cured (when curable, otherwise this cure period shall not apply) within ninety (90) days from receipt of written notice of thereof from the non-breaching Party.

(b) either Party voluntarily files a petition in bankruptcy or liquidation, or has such a petition involuntarily filed against it, which is not discharged within 45 days after filing, or is placed in receivership, or in the hands of a trustee for the benefit of creditors or enters into any analogous situation or position under the law of any relevant jurisdiction or ceases doing business in the marketing, distribution, manufacture, sale or lease of Products.

11.4 Termination by Given Japan. Given Japan may, at its sole discretion, upon [***Redacted***] prior written notice (unless a shorter time is indicated below), terminate this Agreement (or make the distribution rights hereunder non-exclusive in the event that: (i) [***Redacted***]; or (ii) [***Redacted***]; or (iii) upon [***Redacted***] prior written notice, in the event that [***Redacted***].

11.5 Sale after Termination. If the term of this Agreement expires or this Agreement is terminated by Suzuken due to a breach by Given Japan, Suzuken shall at its option, (i) have the rights to sell the Products in its inventory or (ii) cause Given Japan to purchase the Products in good and salable condition in its inventory at the purchase price. Without prejudice to the foregoing, in the event that this Agreement expires or is terminated by Suzuken due to a breach by Given Japan, Suzuken may continue to sell the Products to its existing Customers until Given Japan or its newly appointed distributor becomes able to provide such Customers with the Products. In the event this Agreement is terminated by Given Japan due to breach by Suzuken or under Section 11.4, the Parties, together with Marubeni and Given Imaging, shall discuss transfer of Suzuken's Customer accounts to Given Japan or its newly appointed distributor to effect continuous sale of the Products to Suzuken's existing Customers.

12. Non-Compete. During the Term and, [***Redacted***], (the "Restriction Period"), Suzuken shall not without Given Japan's prior written consent:

(i) directly or indirectly engage, participate or invest in any business whose primary business is the Restricted Business (defined below) in the Territory, or assist any business organization or person whose primary business engages in, or otherwise assist any division or unit of a business organization or person if the primary business of such division or unit is in the Restricted Business;

(ii) directly or indirectly, on behalf of itself or any other person or entity, approach, contact or solicit Given Japan's customers in connection with any Restricted Business; or

(iii) directly or indirectly, on behalf of itself or any other person or entity, solicit the services of, employ or agree to employ, engage or otherwise retain the services of any person who is or was an employee of Given Japan for the purposes of the Restricted Business.

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

The "Restricted Business" shall mean [***Redacted***].

13. Confidentiality.

13.1 Confidentiality Obligation.  (a) Each Party shall hold in trust and confidence for the other Party all Confidential Information (as defined below) disclosed to the receiving Party at any time during the Term and neither Party shall disclose such Confidential Information to any person outside of the other Party. Each Party agrees to indemnify the other Party for any loss resulting from a breach of its duty to maintain such confidentiality.

(b) "Confidential Information" means any non-public information, data, trade secrets or know-how, or business or technical information of a Party or other information of a Party related to the Product or any Invention, including, but not limited to, ideas, concepts, strategies, business and marketing plans, financial and operational information, investment opportunities and investments, research, product plans, customer and client lists and names, business contact lists and names, prices and costs, markets, developments, inventions, processes, marketing, licenses or other business information of a Party; provided that to be treated as Confidential Information, the information (whether disclosed in writing or orally) must be either (i) marked "Confidential" prior to its disclosure or if any of the foregoing is not so marked or which is disclosed orally or observed accidentally, it must be identified in writing as confidential within thirty (30) days of disclosure or (ii) clearly confidential in nature; provided that if there is any doubt as to whether or not the information is clearly confidential in nature, the receiving Party shall confirm its nature with the disclosing Party.

(c) Confidential Information shall not include any information disclosed by a Party hereunder which (i) is already known to the receiving Party and which the receiving Party had in its rightful possession in written or physical embodiment prior to the Execution Date, unless such Confidential Information was previously disclosed by the receiving Party, (ii) is rightfully received by the receiving Party in the routine course of business from a third party who acquired such Confidential Information and the right to disclose same from the disclosing Party; (iii) is approved for release or publication by written authorization of the disclosing Party; or (iv) has become generally available to the public through no act of the receiving Party.

13.2 Limitations on Use; Return of Information. Confidential Information of the other Party shall not be used by either Party for any purposes except those for which the information was disclosed by or derived from the disclosing Party. All Confidential Information disclosed to a Party hereunder is, and shall remain, the sole property of the disclosing Party. Upon termination or expiration of this Agreement, the receiving Party shall cease use of all Confidential Information, and shall promptly destroy or return to the disclosing Party, all such Confidential Information.

13.3 Need to Know Basis. Each Party agrees that the Confidential Information received from the other Party shall be disclosed only to such of its respective employees and sales or service representatives that have a need to know about such Confidential Information for a use authorized by this Agreement. Each Party undertakes to bind its respective employees, officers, sales, technical, maintenance and service representatives, and other third parties to

13.4  whom Confidential Information is disclosed as permitted hereunder, to the terms and conditions contained herein.

13.5 Ongoing Confidentiality Obligations. The obligations respecting Confidential Information imposed on each Party respectively shall continue during the term of this Agreement and for as long as such Party continues to hold any such Confidential Information of the other Party.

13.6 Limitation of Rights. Unless otherwise specifically stated herein, this Agreement does not grant Suzuken any manufacturing, assembly, production, modification or licensing rights, or any rights in any patents, patent applications, trademarks, and trade names, copyrights or know-how of Given Japan.

13.7 Injunctive Relief. Each party hereby acknowledges and agrees that in the event of its violation hereof the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which each Party shall be entitled under law or under this Agreement.

14. Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as principal and agent, employer and employee, franchiser and franchisee, partners, joint venturers, corporate affiliates, co-owners or otherwise as participants in a joint undertaking.

15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party; provided that it is expressly agreed that Suzuken may assign this Agreement to its wholly-owned subsidiary, provided that (i) Suzuken shall remain jointly and severally liable for satisfaction of its obligations set forth in this Agreement and (ii) this Agreement shall automatically terminate in the event such subsidiary ceases to be a 100% owned and controlled by Suzuken.

16. Disputes.

16.1 Resolution of Disputes. The Parties will attempt to resolve all disputes arising out of or in connection with this Agreement (including any disagreement concerning the validity, enforceability or interpretation of this Agreement) through amicable and good faith discussions. If a dispute arises among the Parties then the senior management of each of the Parties shall engage in amicable and good faith discussions to attempt to resolve such dispute.

16.2 Arbitration. In the event the Parties are unable within thirty (30) days to settle any dispute amicably as provided in Section 16.1, then, such dispute shall be finally determined under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator fluent in English. The place of such arbitration shall be London, England unless the claim as submitted, or subsequently amended, if accepted by the arbitrator shall have no direct or indirect effect on Given Imaging, other than in its capacity as a shareholder of Given Japan, in which case the arbitration may be in Tokyo, Japan. The language of the arbitration shall be English. Judgment upon an arbitral award rendered by the arbitrator may be entered in any court having jurisdiction.

17. Miscellaneous.

17.1 Governing Law and Language. This Agreement shall be governed by and construed in accordance with the laws of Japan, without regard to its conflict of laws rules. The English language text of this Agreement shall be the only binding version. Any translation hereof shall have no legal effect.

17.2 Publication, Press releases. Both Parties may release press releases that refer to the existence of an agreement between the Parties, without divulging the commercial details of the agreement, and subject to their respective confidentiality obligations to each other. Both Parties shall send the other Party a copy of any draft press release that refers to the other Party, for advance approval before release. Approvals will not be unreasonably withheld, and shall be provided on a timely basis.

17.3 Recitals and Schedules. All Recitals and all Schedules attached to this Agreement constitute an integral part of this Agreement. The definitions of this Agreement shall apply to all Schedules.

17.4 Headings. The headings of sections and subsections of this Agreement are inserted only for the purposes of convenience and they shall not be construed as to affect the scope, meaning or intent of the provisions of this Agreement or any part or portion thereof, nor shall they otherwise be given any legal effect.

17.5 Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and Japanese and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received; (ii) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation; or (c) if by international courier service, on the fourth Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. Unless otherwise instructed, all such notices, requests, demands and other communications shall be addressed to Parties at their addresses as follows:

(a)	if to the Suzuken, to

Suzuken Co., Ltd.
8 HigashiKataha – machi
Higashi-ku
Nagoya, Aichi
JAPAN.
Facsimile: (81-52) 951-6696
Attention: Senior General Manager, Business Development Department

(b)	if to the Company, to:

Given Imaging K.K.
4-12, Hirakawacho 1-chome
Chiyoda-ku, Tokyo
JAPAN.
Facsimile: (81-3) 5215-8765
Attention: Representative Director

with copy to:

Given Imaging Ltd.
New Industrial Park
PO Box 258
Yoqueam 20692, Israel
Fax: 972-4959-2466
Attention: Yoram Ashery, Vice President - Business Development and Pablo Halpern, Vice President - Global Sales and Marketing

17.6 No Waiver. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

17.7 Force Majeure. Neither Party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond the Party's reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor, or materials. In event of any such delay in delivery or payment, the Party in delay may defer the performance date for a period equal to the time of such delay, provided that the lack of liquidity by one Party shall not constitute a Force Majeure.

17.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. The Parties shall make their best efforts in order to render effective such provisions of this Agreement not affected thereby and this Agreement will continue in full force and effect.

17.9 Entire Agreement. This Agreement, including all supplements and Schedules constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understanding or representations, oral or written between the Parties hereto regarding such matter.

17.10 Amendments. This Agreement may be modified or amended only in writing, signed by duly authorized representatives of both Parties.

17.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.12 Interpretation. (i) In this Agreement, unless the context requires otherwise, the singular shall include the plural and vice versa, and a reference to one gender shall include all genders; (ii) A "Section" is a reference to a Section of this Agreement; (iii) The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import; (iv) The words "hereof", "herein" and "hereunder" and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular part of this Agreement; (v) References to agreements (including, without limitation, this Agreement) and other contractual instruments shall be deemed to include all appendices, schedules, exhibits, annexes and attachments attached thereto and all subsequent amendments and other modifications to such agreements; (vi) References to Parties include their respective successors and permitted assigns; and (vii) Reference to a given applicable law is a reference to that law as amended or modified as of the date on which the reference is made.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the Execution Date.

GIVEN IMAGING K.K.		SUZUKEN CO., LTD.

By:	/s/ Hidemi Suzuki	By:	/s/ Masami Kamiya
Name:	Hidemi Suzuki	Name:	Masami Kamiya
Title:	Representative Director	Title:	Director & Senior General Manager Headquarters of Corporate Planning Department, General Manager Corporate Planning Department

Acknowledged:		Acknowledged:
GIVEN IMAGING LTD.		MARUBENI CORPORATION

By:	/s/ Dr. Gavriel D. Meron	By:	/a/ Hitoshi Sakamoto
Name:	Dr. Gavriel D. Meron	Name:	Hitoshi Sakamoto
Title:	President and Chief Executive Officer	Title:	Corporate Vice President, Executive Corporate Officer, Business Incubation Dept.

By:	/s/ Pablo Halpern
Name:	Pablo Halpern
Title:	Vice President, Global Sales and Marketing

[Signature Page to Distribution Agreement]

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

Schedule A

[***Redacted***]

Portions of this agreement have been omitted pursuant to a request for confidential treatment filed with the
Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

Schedule B

[***Redacted***]